UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

New York	16-0547600
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Number)

205 CROSSPOINT PARKWAY GETZVILLE, NEW YORK	14068
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Shares Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. X	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: Not applicable
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

This Form 8-A/A is filed by Columbus McKinnon Corporation (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on May 19, 2009.

Item 1	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

On March 29, 2018, the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of May 18, 2009, between the Company and the Rights Agent. The Rights Agreement Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “March 31, 2018”. Accordingly, the Rights which were previously dividended to holders of record of the common shares, par value $0.01 per share, of the Company shall expire as of the close of business on March 31, 2018 upon the expiration of the Rights Agreement and no person shall have any rights pursuant to the Rights Agreement or the Rights.

This foregoing description is only a summary, and is not complete, and should be read together with the entire Rights Agreement Amendment. The Rights Agreement specifying the terms of the Rights and the Rights Agreement Amendment are incorporated herein by reference as exhibits to this registration statement. The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to such exhibits.
 Mark D. Morelli President and Chief Executive Officer Gregory P. Rustowicz Vice President - Finance & Chief Financial Officer BLUEPRINT 2021: RAISING EXPECTATION

Item 2	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

4.1
Rights Agreement, dated as of May 18, 2009, between Columbus McKinnon Corporation and American Stock Transfer & Trust Company, LLC, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8‑K dated May 19, 2009 of Columbus McKinnon Corporation).

4.2
First Amendment to Rights Agreement, dated as of March 29, 2018, between Columbus McKinnon Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8‑K, dated March 29, 2018, of Columbus McKinnon Corporation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name:	Gregory P. Rustowicz
Title:	Vice President Finance and Chief
Financial Officer (Principal Financial Officer)

Dated: March 29, 2018